EXHIBIT D-2


                  Electric/Telecommunication/Natural Gas Order
                        STATE OF NORTH CAROLINA UTILITIES
                               COMMISSION RALEIGH

                            DOCKET NO. E-2, SUB 753
                            DOCKET NO. P-708, SUB 5
                            DOCKET NO. G-21, SUB 387


BEFORE THE NORTH CAROLINA UTILITIES COMMISSION

In the Matter of Application by Carolina     )
Power & Light Company, Interpath             )
Communications, Inc., and North Carolina     )
Natural Gas Corporation to Transfer          )    ORDER APPROVING APPLICATION
Ownership of Carolina Power & Light Company, )
Interpath Communications, Inc., and          )
North Carolina Natural Gas Corporation to a  )
Holding Company )


HEARD:    Tuesday, February 8, 2000, at 9:30 a.m. and Tuesday, February
15, 2000, at 1:30 p.m. through Wednesday, February 16, 2000, in Commission Hearing Room 2115, Dobbs Building, 430 North Salisbury Street, Raleigh, North Carolina

BEFORE:   Commissioner William R. Pittman, Presiding, Chairman Jo Anne
Sanford, and Commissioners Ralph A. Hunt, Judy Hunt, J. Richard Conder, Robert
V. Owens, Jr., and Sam J. Ervin, IV

APPEARANCES:

For Carolina Power & Light Company:

     Len S. Anthony, Deputy General Counsel, Post Office Box 1551, Raleigh, North Carolina 27602-1551

For Carolina Utility Customers Association, Inc.:

     James P. West, West Law Offices, P.C., Suite 1735, 434 Fayetteville Street Mall, Raleigh, North Carolina 27601

For the Carolina Industrial Group for Fair Utility Rates:

     Ralph McDonald, Bailey & Dixon, L.L.P.,Post Office Box 1351, Raleigh, North Carolina 27602-1351

For Public Works Commission, City of Fayetteville:

     Gearold L. Knowles, Schiff Hardin & Waite, 1101 Connecticut Avenue, N.W., Washington, DC 20036

For the Using and Consuming Public:

     Gisele L. Rankin, Staff Attorney, Public Staff _ North Carolina Utilities Commission, 4326 Mail Service Center, Raleigh, North Carolina 27699-4326

     Margaret A. Force and Leonard G. Green, N.C. Department of Justice, Post Office Box 629, Raleigh, North Carolina 27602-0629

          BY THE COMMISSION: On October 15, 1999, pursuant to G.S. 62-111, Carolina Power & Light Company (CP&L), Interpath Communications, Inc. (Interpath) and North Carolina Natural Gas Corporation (NCNG) (collectively, Applicants) filed their Application to Transfer Ownership of CP&L, Interpath and NCNG to a Holding Company. As amended on January 31, 2000, the transfer of ownership will be accomplished by the holders of the common stock of CP&L exchanging their shares for a like number of shares of new holding company common stock and the new holding company becoming the owner of the CP&L common stock formerly represented by the CP&L common stock certificates. CP&L, as owner of NCNG and Interpath, will convey ownership of these two utilities' stock to the holding company as a stock dividend.

          On October 25, 1999, Carolina Industrial Group for Fair Utility Rates (CIGFUR) filed a Petition to Intervene. On November 10, 1999, Carolina Utility Customers Association, Inc. (CUCA), the Greenville Utilities Commission (GUC), and the Cities of Rocky Mount, Wilson and Monroe, North Carolina (Cities) filed Petitions to Intervene. On November 24, 1999, the Attorney General filed a Notice of Intervention. On December 13, 1999, the Public Works Commission of the City of Fayetteville (PWC) and the North Carolina Electric Membership Corporation (NCEMC) filed Petitions to Intervene. Each of these petitions were allowed by Commission Order.

          On November 3, 1999, the Commission issued an order Scheduling Hearings and Requiring Prefiled Testimony and Public Notice.

          On November 12, 1999, CP&L filed the Testimony of John J. Gillen and Larry M. Smith. On January 31, 2000, CUCA filed the direct testimony of Kevin O'Donnell. On February 2, 2000, the Public Staff filed the direct testimony of Scott Hempling. Also on February 2, 2000, Regulatory Conditions and the Code of Conduct agreed to by the Public Staff, CP&L, Interpath, NCNG and CP&L Holdings, Inc. (Holdings) were filed by the Public Staff.

          On February 7, 2000, CP&L filed the Rebuttal Testimony of Larry M. Smith. On February 14, 2000, CUCA filed the additional direct testimony of Kevin O'Donnell. Also on February 14, 2000, CP&L filed a Motion to reject the additional direct testimony of Mr. O'Donnell.

          On February 15, 2000, CP&L, Interpath, NCNG and the Public Staff jointly filed a Stipulation stating that they each had agreed to support the application subject to the Regulatory Conditions contained in the Stipulation and recommending adoption thereof by the Commission.

          This matter came on for hearing as scheduled. At the beginning of the hearing, following oral argument, the Presiding Commissioner granted CP&L's motion to reject the additional direct testimony of Mr. O'Donnell

          Based on the foregoing, the testimony and exhibits received into evidence at the hearing, and the entire record of this proceeding, the Commission makes the following:

FINDINGS OF FACT

          1. CP&L is an electric public utility company under the laws of the State of North Carolina and is subject to the jurisdiction of the Commission. CP&L is engaged in the business of generating, transmitting, distributing and selling electric power in its assigned territory in North and South Carolina.

          2. NCNG is a local distribution natural gas public utility incorporated in Delaware, authorized to do business in North Carolina, and subject to the jurisdiction of the Commission. NCNG provides natural gas, propane and natural gas transportation services in south-central and eastern North Carolina. NCNG is a wholly-owned subsidiary of CP&L.

          3. Interpath is a telecommunications public utility company under the laws of the State of North Carolina and is subject to the jurisdiction of the Commission. Interpath is authorized to provide local and interexchange, long distance, switched and dedicated services throughout the State of North Carolina. Interpath is a wholly-owned subsidiary of CP&L.

          4. Pursuant to G.S. 62-111, CP&L, NCNG and Interpath seek authority from the Commission to transfer their ownership to a new holding company. The transfer of ownership will be accomplished by the holders of the common stock of CP&L exchanging their shares for a like number of shares of new holding company common stock and the new holding company becoming the owner of the CP&L common stock formerly represented by the CP&L common stock certificates. CP&L, as owner of NCNG and Interpath, will convey ownership of these two utilities' stock to the holding company as a stock dividend.

          5. In order for CP&L, Interpath and NCNG to obtain Commission approval of the proposed transfer of their ownership to a holding company they must demonstrate that the transfer is justified by the public convenience and necessity.

          6. CP&L is currently an exempt public utility holding company under the Public Utility Holding Company Act of 1935.

          7. CP&L has diversified its business operations through the ownership of several subsidiaries, including NCNG, Interpath and SRS, Inc.

          8. As a result of these diversification activities, CP&L itself, functions as both a holding company and an electric public utility company.

          9. The Regulatory Conditions and Code of Conduct adopted herein, which have been agreed to by the Public Staff, CP&L, Interpath and NCNG and committed to by CP&L, Interpath, and NCNG during their testimony, are adequate to ensure that there will be no adverse impact on the rates and service of CP&L's and NCNG's retail ratepayers, that CP&L's and NCNG's ratepayers are protected as much as possible from potential harm, and that there are sufficient benefits from the transfer of ownership to offset the potential harms and risks.

          10. The transfer of ownership of CP&L, Interpath and NCNG to CP&L Holding, Inc., as proposed herein, is justified by the public convenience and necessity.

EVIDENCE AND CONCLUSIONS FOR FINDINGS OF FACT NOS. 1-5

          These findings of fact are essentially informational, procedural and jurisdictional in nature and are not in dispute. The description of the proposed transfer of ownership of CP&L, NCNG and Interpath to a holding company structure is based upon the amended application filed by CP&L herein.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NO. 6

          This finding is based on the Application and the testimony of CP&L witnesses John J. Gillen and Larry M. Smith.

          Through its application and the testimony of Witnesses John J. Gillen and Larry M. Smith, CP&L explained that both the natural gas and electric utility industries are subject to the requirements of the Public Utility Holding Company Act of 1935 (PUHCA). PUHCA provides that a public utility (whether it is electric or gas) that wishes to merge with another public utility must either:
(1) become a holding company subject to the requirements of PUHCA and the Securities and Exchange Commission (SEC) rules and regulations promulgated pursuant to PUHCA; or (2) avoid becoming a holding company by combining all utility activities into a single corporate entity. As a result of CP&L's (an electric utility) merger with NCNG (a gas public utility), CP&L became a holding company under PUHCA. CP&L did not become a registered holding company subject to the full jurisdiction of the SEC because it qualified for an exemption. This exemption described in Section 3(a)(2) of PUHCA provides that if a holding company itself is predominately a public utility whose operations do not extend beyond the state in which it is organized and contiguous states it qualifies as an exempt holding company. Since following CP&L's acquisition of NCNG, CP&L was the holding company and was and is predominately a public utility whose operations do not extend beyond the state in which it is organized and contiguous states, it qualified for this exemption. No other party to the proceeding challenged or questioned CP&L's representations with regard to the application of PUHCA to its current situation.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NO. 7

          This finding is based on the testimony of CP&L witnesses Gillen and Smith and the testimony of CUCA witness O'Donnell, and the records of the Commission.

          The Commission's records, which are public documents, and the testimony of CP&L witnesses Gillen and Smith, and CUCA witness O'Donnell demonstrate that CP&L has diversified its business operations beyond electric utility service. CP&L currently owns NCNG, a local distribution natural gas company, Interpath, a telecommunications company, and SRS, an energy services company. This fact is not in controversy and is admitted by all the parties to this proceeding.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NO. 8

          This finding is based on the testimony of CP&L witness Larry M. Smith. CP&L witness Smith testified that under CP&L's current corporate structure, CP&L, the corporation, functions as both an electric utility as well as a holding company. Both the electric utility and holding company functions are maintained within CP&L.

          None of the other parties to this proceeding challenged CP&L with regard to this issue.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NO. 9

          This finding is based on the testimony of Applicants' witnesses Gillen and Smith, Public Staff witness Hempling, the Stipulation entered into between CP&L, NCNG, Interpath, and the Public Staff, and the record contained in Docket Nos. E-2, Sub 740 and G-21, Sub 377.

          Through its application and the testimony of witnesses John J. Gillen and Larry M. Smith, CP&L explained that both the natural gas and electric utility industries are subject to the requirements of PUHCA. PUHCA provides that a public utility (whether it is electric or gas) that wishes to merge with another public utility must either: (1) become a holding company subject to the requirements of PUHCA and the SEC rules and regulations promulgated pursuant to PUHCA; or (2) avoid becoming a holding company by combining all utility activities into a single corporate entity. As a result of CP&L's (an electric utility) merger with NCNG (a gas public utility), CP&L became a holding company under PUHCA. CP&L did not become a registered holding company subject to the full jurisdiction of the SEC because it qualified for an exemption. This exemption described in Section 3(a)(2) of PUHCA provides that if a holding company itself is predominately a public utility whose operations do not extend beyond the state in which it is organized and contiguous states it qualifies as an exempt holding company. Since following CP&L's acquisition of NCNG, CP&L was the holding company and was and is predominately a public utility whose operations do not extend beyond the state in which it is organized and contiguous states, it qualified for this exemption. In their application in this docket, the Applicants acknowledged that the new holding company may no longer be exempt and may be required to register under PUHCA. The Applicants have sought to qualify under a different exemption, that described in Section 3(a)(1) of PUHCA, which requires that the utilities' operations be primarily intrastate in nature. It is unclear whether the holding company will qualify for this exemption.

          In Docket Nos. E-2, Sub 740 and G-21, Sub 377, the docket established by the Commission to address CP&L's and NCNG's application to engage in a business combination transaction, the Commission approved a Code of Conduct and set of Regulatory Conditions which are intended to protect NCNG's and CP&L's customers from: (1) all direct and indirect costs of the merger; (2) any potential adverse affects on CP&L's and NCNG's cost of capital; (3) potential deterioration in CP&L's and NCNG's quality of service and increases in rates;
(4) the potential for CP&L and NCNG to unreasonably favor their affiliates; (5) any potential harm to competition between gas and electric service; (6) the potential for NCNG to discriminate against other gas customers in favor of CP&L;
(7) the potential for discrimination by NCNG against non-affiliated electric generators; and (8) potential bias in electric generation siting.

          In this docket, the Applicants and the Public Staff revised the Code of Conduct and established numerous additional Regulatory Conditions in order to ensure that the protections created by the original Code of Conduct and Regulatory Conditions are preserved once CP&L converts to a holding company structure as well as to protect this Commission's jurisdiction to the greatest extent possible if CP&L converts to a registered holding company structure. Regulatory Conditions 1-14 of the Conditions attached to the Stipulation entered into between the Applicants and the Public Staff are the holding company conditions. These Regulatory Conditions are practically identical to those approved by the Commission with regard to the mergers of SCANA Corporation with Public Service Company of North Carolina, Inc. and Dominion Resources, Inc. with Consolidated Natural Gas Company, both of which involved registered holding companies.

          Public Staff witness Hempling testified that if CP&L converts to a registered holding company under PUHCA, this Commission's traditional authority to regulate CP&L will become uncertain because of the potentially preemptive relationship between PUHCA and State law. Because of this concern, the Public Staff proposed, and the Applicants agreed to, numerous Regulatory Conditions designed to protect the Commission's jurisdiction from PUHCA preemption growing out of CP&L's formation of a registered holding company. The 14 Regulatory Conditions in question can be broken down into 4 categories: (1) inter-affiliate transactions involving goods and services; (2) inter-affiliate financing transactions; (3) inter-affiliate transfers of assets; and (4) general conditions. Regulatory Condition No. 1 describes procedures related to the Commission's review of inter-affiliate contracts subject to Section 13 of PUHCA. Pursuant to this condition, CP&L and NCNG must obtain Commission permission before engaging in such inter-affiliate transactions. In addition, the contracts themselves must provide that CP&L and/or NCNG may not: (1) make or incur a charge under the contract except in accordance with North Carolina law; or (2) seek to reflect in rates any costs incurred or revenue earned under the contract except as permitted by the Commission. Finally, the SEC must have found that the contracts, including these terms, are not inconsistent with PUHCA, except that no such finding by the SEC is required if no SEC authorization of the contract is required under PUHCA. As a result, a utility's obligation to pay charges under the SEC jurisdictional contract will be limited to those charges determined by the Commission to be consistent with the utility's state law obligations to charge just and reasonable rates. If the utility is not obligated to pay a charge unless it has been filed with and approved by the state commission, it incurs no cost which the state would have to disallow.

          Regulatory Condition 2 obligates CP&L and NCNG and their affiliates to refrain from challenging a Commission disallowance on preemption grounds. This condition will assist the Commission by reducing the probability of having to defend its retail ratemaking actions in court.

          Regulatory Condition 3 requires CP&L and NCNG to ask the SEC to make explicit the fact that its approval of the creation of a holding company, if such approval is necessary, does not preempt the Commission. Such language in an SEC order will bolster the Commission's position should any preemption challenge later be brought to a Commission order. Regulatory Condition 4 contains the standard language preventing CP&L and NCNG from paying more than market price for any good and/or service purchased under an inter-affiliate transaction.

          Regulatory Condition 5 requires any inter-affiliate financing agreements between and among CP&L and NCNG and their affiliates to state that CP&L and NCNG may not commit themselves to terms except in accordance with North Carolina law and the Commission's rules and may not reflect in retail rates financing costs not allowed by the Commission. Regulatory Condition 6 requires CP&L and/or NCNG, if they seek approval from the SEC for the creation of a holding company, to seek language in the SEC approval order stating that the order does not prevent the Commission from exercising its customary powers over CP&L's and NCNG's revenue requirements. Regulatory Condition 7 prohibits CP&L and NCNG from challenging on preemption grounds a Commission review of inter-affiliate financing transactions.

          Regulatory Conditions 8-12 attempt to protect the Commission from the risk of preemption regarding the transfer of assets within the corporate family should CP&L become a registered holding company. Under Regulatory Condition 8 where there is a voluntary transfer of assets by a utility to an affiliate, the transferor may not commit to the transaction, and may not reflect the transaction in North Carolina retail rates, except upon terms that are in accordance with North Carolina law and the Commission's decisions.

          Regulatory Condition 9 requires CP&L and NCNG to include the commitment made in Regulatory Condition 8 in any application to the SEC for approval of the transaction. Regulatory Condition 10 requires CP&L and NCNG and their holding company to include in their application for approval of the acquisition filed with the SEC a request that the SEC find that approval does not prevent the Commission from altering that structure pursuant to state law by exercising authority over transfers of assets. Regulatory Condition 11 protects the Commission's ability to reflect the proper price associated with transfers and setting North Carolina rates. Regulatory Condition 12 prohibits CP&L and NCNG from asserting preemption by the SEC, thus reducing the probability of future legal challenges to Commission orders.

          Regulatory Conditions 13 and 14 are general conditions. Regulatory Condition 13 requires that CP&L and NCNG and their holding company and their affiliates bear the full risk of preemption. It also specifically commits these companies to take such actions as the Commission deems necessary to preserve its jurisdiction and to bear the cost consequences if such jurisdiction is diminished. Finally, Regulatory Condition 14 anticipates the possibility that Congress might repeal PUHCA and requires CP&L and/or NCNG to work with the Public Staff to negotiate any changes to these conditions necessitated by this change in federal law.

          None of the other parties to this proceeding, including CUCA, objected to or commented upon the revised Code of Conduct and the Regulatory Conditions agreed to by the Applicants and the Public Staff. CUCA, however, notes that on cross-examination, Public Staff witness Hempling, who proposed the Regulatory Conditions to preserve the Commission's jurisdiction and keep ratepayers in the same place they would be without the Applicants' proposed transfer of ownership, acknowledged that he had neither identified any quantified or quantifiable benefits nor opined that the application was justified by the public convenience and necessity. The Commission concludes that the revised Code of Conduct and the Regulatory Conditions agreed to by the Applicants and the Public Staff adequately protect the Commission and the utilities' customers from any adverse impact of CP&L's conversion to a holding company structure. To the extent unforeseen or unintended issues arise, any interested party may bring them to the attention of the Commission and the Commission has the authority to take action. The Commission will make the revised Code of Conduct and the Regulatory Conditions express conditions of approval of CP&L's conversion to a holding company structure.

EVIDENCE AND CONCLUSIONS FOR FINDING OF FACT NO. 10

          This finding is based on the testimony of Applicants' witnesses Gillen and Smith and the testimony of CUCA witness O'Donnell.

          The Applicants' witness Smith explained that at this point in time, CP&L's diversification activities have been relatively minimal. Under CP&L's current corporate structure, CP&L, as the parent company, performs holding company functions as well as operates as an electric utility. Mr. Smith explained that this business organization, while adequate at the moment, will become inadequate and create greater and greater confusion as CP&L's diversification activities grow and become a larger portion of CP&L's overall business activities. Mr. Smith explained that CP&L has safeguards in place today to ensure that there is adequate separation between CP&L's businesses, however, as these businesses grow it will become necessary to create a greater separation between CP&L's electric utility activities, its telecommunications activities, its gas activities and its holding company activities.

          The Applicants' witness Gillen testified that consolidation in the electric industry has become not only a trend, but a necessity. He identified numerous mergers and acquisitions that have occurred just since 1997 and explained that these business combinations have been driven by the need for electric companies to grow to a size large enough to achieve certain economies of scale and to diversify their energy offerings to include both electric and gas. He further explained that if CP&L is to survive and continue to provide adequate, reliable service to its customers in North and South Carolina, it must be able to grow to a size sufficient to enjoy the economies of scale and scope and financial strength enjoyed by these other utilities. According to Mr. Gillen, the dynamics and forces currently impacting the electric industry dictate that CP&L must grow and be in a position to grow or else it exposes itself to the very real possibility of being unable to survive as a stand-alone entity.

          The Applicants' witness Smith explained that any business, including a utility, has to plan well in advance to establish the corporate structure necessary to allow it to respond to the changing needs of its industry. He testified that CP&L is in the process now of putting itself in the position to effectively deal with changes in its industry, including the potential for deregulation as well as the trend towards consolidation, and also to establish a corporate structure that allows a more clear separation of its businesses as CP&L continues to diversify in order to survive and prosper.

          Witnesses Gillen and Smith also explained that in addition to CP&L's diversification activities and the consolidation of electric and gas companies in the industry, the events occurring in the electric industry with regard to deregulation require CP&L to examine its corporate structure. According to CP&L, the existing problems involved with a holding company also functioning as a utility, the fact that these problems are exacerbated by further diversification, the need for CP&L to further grow and diversify to survive and prepare for possible deregulation all dictate that CP&L find a way to more clearly separate its utility operations from its holding company operations and CP&L's affiliates.

          According to the Applicants' witness Gillen there are numerous benefits that he believes the Applicants and the Commission will enjoy if CP&L is allowed to convert to the proposed holding company structure. These benefits and advantages include:

          (1) The corporate separation and financing flexibility afforded by a holding company structure will increase the holding company's ability to respond to changes in the electric and/or gas industry, markets and regulation. When new business opportunities arise, they can be operated as holding company subsidiaries, enhancing the separation between CP&L's utility operations and those businesses. The separation will insulate CP&L and its customers from the risk associated with operating other businesses.

          (2) The holding company structure will permit the use of financing techniques that are more directly suited to the particular requirements, characteristics and risks of the holding company's other businesses, without impact on the capital structure or cost of capital of CP&L.

          (3) The other businesses can obtain funds from the holding company, from affiliates other than CP&L or from their own outside financing.

          (4) Legally separate entities make management of each business more accountable and regulation less complex, and allows for better evaluation of the success of each business.

          The Applicants' witness Smith explained that the proposed holding company structure will allow CP&L and NCNG to more clearly segregate their utility businesses from their non-utility operations. This segregation will provide improved regulatory oversight of CP&L's and NCNG's utility operations because of the clear separation between utility and non-utility activities. Mr. Smith further testified that a parent holding company structure allows a regulated utility to be maintained as a separate legal entity, separate from its holding company. It allows new, regulated and non-regulated entities to be added without affecting the legal entities already under the holding company. In addition, it provides for a clear separation of the capital structure that is supporting each legal entity. It also makes the tracking of costs and revenues between each of the businesses more simple. Finally, he testified that there are now over 66 public utility holding companies in the United States operating electric and gas public utilities in 42 states which indicates that a holding company structure is a common and accepted corporate structure for diversified business activities.

          Mr. O'Donnell testified on behalf of CUCA in opposition to the requested ownership transfer to a holding company. According to Mr. O'Donnell, the possibility that CP&L will be required to reorganize in a holding company structure in order to accomplish future mergers is not a sufficient basis upon which to conclude that the Applicants' proposed restructuring is justified by the public convenience and necessity. Mr. O'Donnell testified that a holding company structure is more problematic than beneficial and therefore should not be adopted until necessitated by a merger that provides sufficient ratepayer benefits to offset potential costs and problems associated with the holding company structure.

          He also did not believe that the creation of a holding company would allow for clearer segregation of utility versus non-utility income. Mr. O'Donnell testified that cost allocation problems are enhanced as a utility diversifies into new businesses. He also disagreed with the Applicants' witnesses that the creation of a holding company will allow for a clearer separation of capital structure for each subsidiary. In addition, he expressed his opinion that a holding company structure will not insulate CP&L's customers from the risks associated with operating other businesses.

          Mr. O'Donnell warned that the creation of a holding company may result in limitations on the Commission's regulatory oversight on CP&L. He also opined that the survival of a utility in a competitive market is dependent upon the ability to operate as a low cost provider rather than the ability to grow. Mr. O'Donnell stated that growth does not necessarily equate to financial strength and may in fact erode financial strength due to the accumulation of debt.

          On cross-examination, Mr. O'Donnell acknowledged that CP&L had already diversified into gas, telephone and consulting services, and he explained that such diversification would be detrimental to ratepayers if the regulated entity is subsidizing non- regulated ventures and detrimental to shareholders if the non-regulated ventures lose money. He also agreed that cost allocation, capital structure and rate of return issues exist today.

          In rebuttal of Mr. O'Donnell's testimony, Mr. Smith described Mr. O'Donnell's position as opposed to diversification because diversification creates cost allocation, capital structure, and return on equity issues. Mr. Smith acknowledged that diversification creates cost allocation problems, but argued that diversification and growth are necessary. According to Mr. Smith, "it is in the public interest for CP&L to grow, diversify, increase its economies of scope and scale and to survive."

          The standard to be applied by the Commission, as in merger proceedings under G.S. 62-111, is whether the proposed transfer of ownership is justified by the public convenience and necessity. The question, therefore, before the Commission is whether there are sufficient identified benefits to offset identified potential harms to the holding company structure to warrant its approval. The Commission specifically notes Regulatory Conditions 43 and 44, which have been agreed to by the Applicants:

     (43) The Utilities agree that the benefits, costs, and associated risks of the Formation and the operation of the Utilities under a holding company structure will continue to be subject to NCUC review as part of this docket or other proceedings. The NCUC retains the right to order modifications to the structure or operations of Holdings, any Service Company, another Utility, another Affiliate, and/or a Nonpublic Utility Operation providing goods or services to the Utilities, and/or to take whatever action the NCUC deems necessary to protect the Utilities' North Carolina regulated customers.

     (44) Any approval by the NCUC of the transfer of the Utilities to Holdings shall not be considered, cited, or argued to constitute any finding or predisposition by the NCUC that it is in the public interest for any future diversification, expansion, acquisition, combination, merger, or transfer of control by or involving Holdings, any Affiliate, any Nonpublic Utility Operations, or other entity within the Holding Company System to occur.

          The Commission concludes that the benefits testified to by the Applicants' witnesses, particularly that the holding company structure may simplify Commission oversight of the Applicants' regulated operations, in conjunction with Regulatory Conditions 43 and 44 agreed to by the Applicants, provide ample support for the adoption of the proposed holding company structure while offsetting the potential harms and risks. The Commission notes, as contemplated by these Regulatory Conditions, that it reserves the right to order further changes in corporate structure, if necessary.

CONCLUSIONS OF LAW

          1. Under the relevant statute, G.S. 62-111, the Commission has broad authority to review all aspects of the proposed transfer of ownership and to balance all potential benefits and costs to determine if they should be authorized.

          2. Approval should be given to CP&L, Interpath, and NCNG's proposed transfer of ownership only if sufficient conditions are imposed to ensure that the transfer will have no known adverse impact on the rates and service of CP&L's and NCNG's ratepayers; CP&L's and NCNG's ratepayers are protected as much as possible from potential harm; and these ratepayers will receive sufficient benefit from the transfer to offset any potential costs, risks, and harms.

          3. The Regulatory Conditions and Code of Conduct approved herein are intended to prevent the transfer of ownership from having any known adverse impact on the rates and service of CP&L's and NCNG's ratepayers; to protect those ratepayers as much as possible from potential harm; and to provide sufficient benefits from the transfer to offset any potential costs, risks, and harms.

          4. Based on its application of the foregoing standards to the facts of this case, with particular attention paid to the Regulatory Conditions and Code of Conduct approved herein, the Commission concludes that the proposed transfer of ownership is justified by the public convenience and necessity, and that it should be approved.

          IT IS, THEREFORE, ORDERED as follows:

          1. That CP&L, Interpath and NCNG's application to transfer ownership to a holding company, as described herein and in the amended application, is approved upon the following Regulatory Conditions with which CP&L, Interpath and NCNG are hereby ordered to comply:

For purposes of the following Regulatory Conditions, the following definitions shall be applicable:

     Affiliate: Any company or subsidiary, ten percent (10%) or more of the outstanding voting securities (and/or other measures of ownership interest) of which are owned, controlled, or held with power to vote, directly or indirectly, by Holdings, and is thus affiliated with both Holdings and each of the Utilities.

     CP&L: The public utility operations of Carolina Power & Light Company as defined in G.S. 62-3(23).

     Formation: The formation of Holdings and the transfer of stock of the Utilities and/or other Affiliates to Holdings.

     Holding Company System: Holdings and all if its Affiliates.

     Holdings: The holding company established to hold 100% of the stock of each of the Utilities (including each Utility's Nonpublic Utility Operations) and stock/ownership interests in other Affiliates.

     Interpath: The public utility operations of Interpath Communications, Inc., as defined in G.S. 62-3(23).

     NCNG: The public utility operations of North Carolina Natural Gas Corporation as defined in G.S. 62-3(23).

     NCUC: The North Carolina Utilities Commission.

     Nonpublic Utility Operations: All activities engaged in by one or more of the Utilities, involving the sales of goods or services that are not regulated by the North Carolina Utilities Commission.

     Service Company: An Affiliate that provides shared goods and/or services to Holdings, one or more of the Utilities, one or more of the other Affiliates, and/or one or more of the Nonpublic Utility Operations.

     Utilities (collectively) or Utility (singly): The public utility operations of CP&L, NCNG, and/or Interpath.

REGULATORY CONDITIONS

(1) With respect to any transaction that is subject to Section 13 of the Public Utility Holding Company Act of 1935 (PUHCA), the following requirements and procedures shall apply:

     (a) CP&L and/or NCNG shall not engage in any such transaction without first obtaining from the NCUC such decision as is required under North Carolina law accepting the contract that memorializes such a transaction and authorizing the payment of compensation or fees pursuant thereto. CP&L and/or NCNG shall submit each proposed contract to the Public Staff for informal review at least ten days before filing it with the NCUC.

     (b) Any such contract shall provide that CP&L and/or NCNG:

          (i) may not make or incur a charge under any such contract except in accordance with North Carolina law and the rules, regulations and orders of the NCUC promulgated thereunder; and

          (ii) may not seek to reflect in rates any (A) cost incurred under such contract exceeding the amount allowed by the NCUC or (B) revenue level earned under such contract less than the amount imputed by the NCUC.

     (c) CP&L and NCNG shall certify that neither CP&L, NCNG, Holdings, nor any Affiliate thereof has made any filing with the SEC inconsistent with such contract. Such certification shall be repeated annually on the anniversary of the first certification.

     (d) The SEC shall have found that such contract is not inconsistent with PUHCA, except that no such finding by the SEC shall be required if no SEC authorization of such contract is required under PUHCA.

(2) Neither CP&L, NCNG, Holdings, nor any Affiliate thereof shall assert in any forum, with respect to any transaction to which CP&L and/or NCNG is involved and which is subject to Section 13 of PUHCA, that PUHCA in any way preempts the NCUC from reviewing the reasonableness of any commitment entered into by CP&L and/or NCNG and from disallowing costs or imputing revenues, related to such commitment, to CP&L and/or NCNG. Should any other entity so assert, CP&L, NCNG, their affiliated holding company and any Affiliate thereof shall not support any such assertion and shall, upon learning of such assertion, so advise and consult with the NCUC and the Public Staff regarding such assertion.

(3) CP&L, NCNG, Holdings or all three shall request the SEC to include the following language in any order issued approving the creation of the holding company and its acquisition of CP&L and NCNG (the acquisition):

     Approval of this application in no way precludes the North Carolina Utilities Commission from scrutinizing and disallowing charges incurred or made or allowing or imputing a different level of such charges when setting rates for services rendered to customers of affiliated public utilities in North Carolina.

(4) Neither CP&L nor NCNG shall take any service from an Affiliate under circumstances where the costs incurred for that service (whether directly or through allocation) exceed fair market value.

(5) With respect to any financing transaction entered into between and/or among CP&L, NCNG, and Holdings and/or any one or more of its other Affiliates, any contract memorializing such transaction shall provide that CP&L and/or NCNG:

     (a) may not enter into any such financing transaction except in accordance with North Carolina law and the rules, regulations and orders of the NCUC promulgated thereunder; and

     (b) may not reflect in rates the effect of any capital structure or debt and/or equity costs except as allowed by the NCUC.

(6) CP&L, NCNG, Holdings or all three shall include in any application for approval of the acquisition filed with the SEC pursuant to PUHCA a request that the SEC include the following statement in its approval order(s):

     The SEC further finds that its approval of this acquisition or future financing arrangements does not preclude the NCUC or other regulatory authority from setting rates based on the assumption of a capital structure, a corporate structure, debt costs or equity costs that varies from the structure(s) or cost(s) approved in this Order.

(7) Neither CP&L, NCNG, Holdings, nor any other Affiliate thereof shall assert in any forum, with respect to any financing transaction with which CP&L and/or NCNG is involved and which is subject to PUHCA, that PUHCA in any way preempts the NCUC from exercising any lawful authority it may have over such financings or that the NCUC is precluded from setting rates based on the capital structure, corporate structure, debt costs, or equity costs that it finds to be appropriate for ratemaking purposes. Should any other entity so assert, CP&L, NCNG, their affiliated holding company and other Affiliates shall not support any such assertion and shall, upon learning of such assertion, so advise and consult with the NCUC and the Public Staff regarding such assertion.

(8) With respect to the voluntary transfer by CP&L, NCNG, or any Affiliate thereof to nonjurisdictional operations, an Affiliate, and/or a nonaffiliate of the control or ownership of any asset or portion thereof used for the generation, transmission, distribution or other provision of electric and/or natural gas service to customers in North Carolina:

     (a) CP&L, NCNG, Holdings, and any Affiliate shall not commit to or carry out such a transfer except in accordance with North Carolina law and the rules, regulations and orders of the NCUC promulgated thereunder; and

     (b) CP&L and NCNG may not reflect in rates the value of any such transfer subject to PUHCA except as allowed by the NCUC.

(9) CP&L, NCNG, Holdings and Affiliates shall include in their application for approval of the acquisition filed with the SEC pursuant to PUHCA the commitment set forth in Regulatory Condition 8 above.

(10) CP&L, NCNG, Holdings and Affiliates shall include in their application for approval of the acquisition filed with the SEC pursuant to PUHCA a request that the SEC include the following statement in its approval order(s):

     CP&L, NCNG, their holding company and affiliates recognize that the NCUC wishes to preserve its state law authority, under present or future state law, to require approval of transfers of control or ownership of any asset or portion thereof from CP&L, NCNG, or one or more of their affiliates to nonjurisdictional operations, affiliates, or nonaffiliates. Without conceding their right to assert that the NCUC does not and should not have such authority, CP&L, NCNG, their holding company and affiliates request the SEC to state, in its order approving the instant acquisition, that the SEC does not intend its approval of the acquisition to preclude a future state commission order mandating or otherwise exercising state authority over such a transfer of assets.

(11) Any filing with the SEC in connection with asset transfers involving CP&L and/or NCNG shall request that the SEC include the following language in its approval order(s):

     Approval of this application in no way precludes the North Carolina Utilities Commission from scrutinizing and establishing the value of the asset transfer for purposes of determining the rates for services rendered to CP&L's and/or NCNG's customers. It is the SEC's intention that the North Carolina Utilities Commission retain the right to review and determine the value of such asset transfer for purposes of determining rates.

(12) Neither CP&L, NCNG, Holdings, nor any Affiliate thereof shall assert in any forum, with respect to any asset transfer transaction to which CP&L and/or NCNG is involved and which is subject to PUHCA, that PUHCA in any way preempts the NCUC from (a) exercising such authority as it may have under North Carolina law to mandate, approve or otherwise regulate a transfer of assets by or to CP&L and/or NCNG, or (b) scrutinizing and establishing the value of the asset transfers for purposes of determining the rates for services rendered to CP&L's and/or NCNG's customers. Should any other entity so assert, CP&L, NCNG, Holdings or other Affiliates shall not support any such assertion and shall, upon learning of such assertion, so advise and consult with the NCUC and the Public Staff regarding such assertion.

(13) With respect to the Affiliate transactions, asset transfers, and financings described in the preceding conditions, CP&L, NCNG, Holdings and any Affiliates thereof shall bear the full risk of any preemptive effects of PUHCA. The previous sentence includes, but is not limited to, agreement by CP&L, NCNG, Holdings, and all Affiliates to take all such actions as may be reasonably necessary and appropriate to hold North Carolina ratepayers harmless from rate increases, foregone opportunities for rate decreases or other effects of such preemption. Such actions include, but are not limited to, filing with and obtaining approval from the SEC of such commitments as the NCUC deems reasonably necessary to prevent such preemptive effects.

(14) If PUHCA is amended or replaced by future legislation, representatives of CP&L, NCNG and Holdings shall meet with the Public Staff promptly after the passage of such legislation and negotiate in good faith whether and how these conditions have been affected by such legislation and whether they should be revised or removed. In the event the parties are unable to reach agreement within a reasonable time after passage of such legislation, the unresolved issues shall be submitted to the NCUC for resolution.

(15) CP&L and NCNG shall file with the NCUC, and provide a copy to the Public Staff, a copy of all applications, reports, or other documents filed with the SEC under PUHCA by Holdings, any Service Company, the Utilities, other Affiliates, and/or a Nonpublic Utility Operation. CP&L and NCNG also shall file with the NCUC all orders issued by the SEC that directly or indirectly affect any of the Utilities' accounting practices, financings, or operations, and/or transfer prices or allocations affecting the Utilities.

(16) Unless explicitly superseded by the conditions contained herein, the conditions agreed to by CP&L and NCNG, and ordered by the NCUC, in Docket Nos. E-2, Sub 740, and G-21, Sub 377, remain in full force and effect.

(17) All costs of the Formation and all direct and indirect corporate cost increases, if any, attributable to the Formation shall be excluded from each of the Utilities' utility accounts, and also shall be excluded from its utility costs, for all purposes that affect its regulated retail utility rates and charges. For purposes of this condition, the term "corporate cost increases" is defined as costs in excess of the level that each of the Utilities (a) would have incurred using prudent business judgment, or (b) would have had allocated to it, had the Formation not occurred. "Corporate cost increases" shall also include any payments made under change-of-control agreements, salary continuation agreements, and/or other severance- or personnel-type arrangements that are reasonably attributable to the Formation.

(18) Subject to future orders of the NCUC, and to the extent they affect the Utilities' costs of providing public utility service, all administrative and general expenses of Holdings, the Utilities, other Affiliates, and the Nonpublic Utility Operations shall be distributed for North Carolina retail ratemaking purposes by either direct assignment, allocation, or such other means as the NCUC may determine are necessary to assure that the relationships between and among Holdings, the Utilities, other Affiliates, and the Nonpublic Utility Operations are consistent with the Code of Conduct approved by the NCUC (or any subsequent replacement thereof).

(19) Each of the Utilities shall file a cost allocation manual with the NCUC within nine months after the Formation. Each cost allocation manual shall describe how all direct, indirect, and other costs will be charged to capital projects, Holdings, any of the other Utilities, other Affiliates, and/or the Nonpublic Utility Operations. In that connection, each of the Utilities will perform a detailed review of the common costs to be allocated and allocation factors to be used. Within nine months after the Formation, the Utilities shall each provide a list of items considered to be the shared services of the Utilities and the basis for each determination. If the organization of any of the Utilities' public utility operations changes, the affected Utilities will file with the NCUC any resulting changes to their cost allocation manuals.

(20) Within nine months after the Formation, the Utilities shall file with the NCUC a cost allocation manual for each Service Company, any Affiliate, or Nonpublic Utility Operation providing goods and services to any of the Utilities, and for Holdings, should Holdings provide any such goods or services. Each cost allocation manual shall describe how all direct, indirect, and other costs of such provider of goods and services will be charged between and among Holdings, each of the Utilities, other Affiliates, and the Nonpublic Utility Operations, and shall include a detailed review of the common costs to be allocated and the allocation factors to be used. On or prior to the date each such cost allocation manual is filed, each of the Utilities shall file a list of the services and goods that are provided or are anticipated to be provided shortly thereafter by a Service Company, other Affiliate, Holdings, or a Nonpublic Utility Operation. None of the Utilities shall commit to any cost allocation that would result from any changes to such cost allocation manual or list of services and goods until ten days after they have filed such changes with the NCUC. If the organization of any of the Utilities changes, the affected Utilities will promptly file with the NCUC any resulting changes to any affected cost allocation manual.

(21) The Utilities are required to seek out and buy all goods and services from the lowest cost provider of comparable goods and services. To this end, each of the Utilities must conduct periodic market price studies for goods and services it receives from Holdings, any Service Company, another Affiliate, or a Nonpublic Utility Operation, which allows assessment of whether it could have acquired the services at a lower market cost from nonaffiliated providers, or whether it could have provided the service itself at lower cost.

(22) Whenever requested by the Public Staff, one or more of the Utilities shall meet and consult with the Public Staff regarding plans for significant changes in their organization and structure, the impact of such plans on their rates, operations, and service, and proposals for assuring that such plans do not adversely affect their North Carolina regulated electric customers. If one or more of the Utilities is planning or considering such changes, the affected Utilities shall notify the Public Staff in writing.

(23) Any affected Utilities shall file notice with the NCUC 90 days prior to the initial transfer or any subsequent significant transfer of any services, functions, departments, employees, rights, obligations, assets, or liabilities from any of the Utilities to a Service Company, Holdings, another Affiliate, or a Nonpublic Utility Operation.

(24) The Utilities shall each file annual reports of affiliated transactions with the NCUC in a format prescribed by the NCUC. The first reports on affiliated transactions shall be filed on March 31, 2001, for activity through December 31, 2000, and annually thereafter on March 31.

(25) Transactions between and among each of the Utilities, Holdings, other Affiliates, and the Nonpublic Utility Operations shall be reviewed regularly by the Utilities' internal auditors. The Utilities shall make available for review by the Public Staff and the NCUC all workpapers relating to these internal audits and all other internal audit workpapers, if any, related to affiliate transactions, and shall not oppose Public Staff and NCUC requests to review relevant external audit workpapers.

(26) CP&L will file with the NCUC revisions to its electric cost of service manual to reflect any changes to the cost of service determination process made necessary by the Formation, any subsequent alterations in the organizational structure of Holdings, the Utilities, other Affiliates, or the Nonpublic Utility Operations, or other circumstances that necessitate such changes.

(27) In accordance with North Carolina law, the NCUC and the Public Staff will continue to have access to the books and records of each of the Utilities, Holdings, other Affiliates, and the Nonpublic Utility Operations.

(28) The revenues from certain CP&L electric utility wholesale transactions are
(a) allocated in part to CP&L's North Carolina retail operations in CP&L's North Carolina retail cost of service study and/or (b) treated in part as a credit to jurisdictional fuel expenses in CP&L's annual North Carolina retail fuel proceedings. To the extent commitments to CP&L's wholesale customers relating to the Formation are made by or imposed upon CP&L, the effects of which serve to increase the North Carolina retail cost of service and/or North Carolina retail fuel costs under reasonable cost allocation practices traditionally followed by CP&L and approved by the NCUC, those effects shall not be recognized for North Carolina retail cost of service or ratemaking purposes.

(29) For North Carolina electric retail cost of service/ratemaking purposes, wherever such costs would affect the determination of Harris Purchased Capacity and Energy Costs calculated pursuant to CP&L's Power Coordination Agreement
(PCA) with the North Carolina Eastern Municipal Power Agency (NCEMPA):

     (a) all costs of the Formation and all direct and indirect corporate cost increases, if any, attributable to the Formation shall be excluded from CP&L's utility accounts and/or costs. For purposes of this condition, the term "corporate cost increases" is defined as costs in excess of the level that CP&L (i) would have incurred using prudent business judgment or (ii) would have had allocated to it, had the Formation not occurred. "Corporate cost increases" shall also include any payments made under change-of-control agreements, salary continuation agreements, and/or other severance- or personnel-type arrangements that are reasonably attributable to the Formation; and

     (b) subject to future orders of the NCUC, all administrative and general expenses of Holdings, the Utilities, other Affiliates, and the Nonpublic Utility Operations shall be distributed for North Carolina retail ratemaking purposes by either direct assignment, allocation, or such other means as the NCUC may determine are necessary to assure that the relationships between and among CP&L, Holdings, other Affiliates, and the Nonpublic Utility Operations are consistent with the Code of Conduct approved by the NCUC (or any subsequent replacement thereof).

(30) The Utilities, other Affiliates, the Nonpublic Utility Operations, and Holdings shall be bound by the Code of Conduct approved by the NCUC. The Code shall be considered the minimum conditions to which the Holding Company System is agreeing and shall not preclude the NCUC from amending the Code later to incorporate additional conditions. If necessary, the Code will be modified if there is a change in the organizational structure of Holdings, the Utilities, other Affiliates, and/or the Nonpublic Utility Operations, changes in the structure of the electric or natural gas industry, or if other changes occur that warrant such amendments.

(31) Each of the Utilities will continue to take steps to implement and further its commitment to providing superior public utility service to North Carolina retail customers following the Formation. CP&L and NCNG will work with the Public Staff to continue to monitor and improve service quality in the manner required by the merger conditions set forth in Docket Nos. E-2, Sub 740, and G-21, Sub 377.

(32) With respect to the voluntary transfer by any of the Utilities, Holdings, another Affiliate, and/or a Nonpublic Utility Operation to Holdings, one of the Utilities, another Affiliate, and/or a Nonpublic Utility Operation of the control or ownership of any asset or portion thereof used (i) for the generation, transmission, distribution, or other provision of NCUC-regulated electric power and/or service to customers in North Carolina, (ii) for the transmission, distribution or other provision of NCUC-regulated natural gas service to customers in North Carolina, or (iii) for the provision of NCUC-regulated telecommunications services to customers in North Carolina:

     (a) the entity whose asset or assets are the subject of a proposed transfer shall file an application for approval with the NCUC at least 90 days in advance of the proposed transfer; and

     (b) the Utilities, Holdings, other Affiliates, and/or the Nonpublic Utility Operations shall not commit to or carry out such a transfer except in accordance with North Carolina law and the rules, regulations and orders of the NCUC promulgated thereunder.

(33) CP&L's Nuclear Decommissioning funds shall not be used in full or in part for the purpose of the Formation or any other purpose other than providing financial assurance for decommissioning the Harris, Brunswick, and Robinson nuclear power stations owned by CP&L.

(34) Holdings, the Utilities, other Affiliates, and the Nonpublic Utility Operations shall keep their respective accounting books and records on an on-going basis in a manner that will allow all components of the cost of capital to be identified easily and clearly for each of the Utilities on separate bases.

(35) To the extent the cost rates of any of the Utilities' long-term debt (more than one year), short-term debt (one year or less) or preferred stock are or have been adversely affected by the transfer of ownership, through a downgrade or otherwise, a replacement cost rate to remove the effect will be used for all purposes affecting any of the Utilities' rates and charges. This replacement cost rate will be applicable to all financings, refundings, and refinancings. This procedure will be effective through each Utility's next general rate case. As part of each Utility's next general rate case, any future procedure relating to a replacement cost calculation will be determined. This condition does not indicate a preference by any party for any specific debt rating or preferred stock rating for any of the Utilities on current or prospective bases.

(36) Each Utility will identify as clearly as possible long-term debt (of more than one year duration) issued by the respective utility, with either (a) the assets that are or will be utilized to provide service to the respective Utility's regulated utility customers or (b) the respective Utility's existing debt to be replaced with the new debt issuance.

(37) The cost of capital conditions included elsewhere herein shall also apply, for North Carolina retail cost of service/ratemaking purposes, in all instances in which the cost of capital affects the determination of Harris Purchased Capacity and Energy Costs calculated pursuant to CP&L's PCA with NCEMPA.

(38) The cost of capital conditions also will apply to each respective Utility's determination of its maximum allowable AFUDC rate, the rate of return applied to any of the Utility's deferral accounts and regulatory assets and liabilities that accrue a return, and any other component of the Utility's cost of service impacted by the cost of debt and/or preferred stock. NCNG will continue to apply an interest rate of 10% to its Deferred Gas Cost and Price Sensitive Volume Adjustment Accounts.

(39) With respect to all financings, the following shall apply:

     (a) For all types of financings (i) for which the Utilities and/or their subsidiaries are the issuers of the respective securities and (ii) from which any proceeds will be made available to the Utilities and/or their subsidiaries, the Utilities and/or their subsidiaries shall request approval from the NCUC in accordance with G.S. 62-160 through G.S. 62-169 and NCUC Rule R1-16. Generally, the format of these filings should be consistent with past practices. A "shelf registration" approach (similar to Docket No. E-2, Sub 738) may be requested.

     (b) For all financings for common stock plans that involve the monthly, quarterly, or other periodic issuances of common stock for dividend reinvestment, direct purchase, employee incentives, and/or other similar programs, Holdings, the Utilities and/or their Affiliates shall request approval from the NCUC in accordance with G.S. 62-160 through G.S. 62-169 and NCUC Rule R1-16. Generally, the format of these filings should be consistent with past practices.

     (c) For all major common stock and any preferred stock, debt, and other financings (i) for which Holdings and/or its other Affiliates (not the Utilities and/or their subsidiaries) are the issuers, (ii) from which the Utilities and/or their subsidiaries receive funds, and (iii) that involve an effect on the respective Utility's rates and services, Holdings and/or its other Affiliates (not the Utilities and/or their subsidiaries) shall request approval from the NCUC in accordance with G.S. 62-160 through G.S. 62-169 and NCUC Rule R1-16.

     (d) For all major common stock and any preferred stock, debt, and other financings (i) for which Holdings and/or its other Affiliates (not the Utilities and/or their subsidiaries) are the issuers, (ii) from which the Utilities and/or their subsidiaries receive funds, and (iii) that will not involve an effect on the respective Utility's rates and services, Holdings and/or its other Affiliates shall file with the NCUC the following: advance notification and a demonstration that such a financing will not affect the respective Utility's rates and services. Such demonstration shall be filed by a date that allows at least 30 days for review by the NCUC and the Public Staff.

     (e) For all major common stock and any preferred stock, debt, and other financings (i) for which Holdings and/or its other Affiliates (not the Utilities and/or their subsidiaries) are the issuers and (ii) from which no proceeds will be made available to the Utilities or their subsidiaries, Holdings and/or its other Affiliates (not the Utilities and/or their subsidiaries) shall file with the NCUC the following: advance notification and a demonstration that such a financing will not affect any Utility's rates and services. Such demonstration shall be filed by a date that allows at least 30 days for review by the NCUC and the Public Staff.

     (f) All securities issuances or financings that are associated with a merger, acquisition, or combination must be filed in conjunction with the information requirements (application or demonstration of no effect) and deadlines stated in Regulatory Condition 41.

(40) These conditions do not supersede any orders or directives that have been or will be issued by the NCUC regarding the issuance of specific securities by the Utilities. Any issuance of securities in conjunction with the establishment of Holdings does not restrict the NCUC's right to review, and if deemed appropriate, adjust the respective Utility's cost of capital for ratemaking purposes for the effect of these securities.

(41) For all proposed mergers, acquisitions, or combinations involving Holdings, the Utilities, and/or other Affiliates, advance notification shall be filed with the NCUC within ten days of the signing of a contract, letter of intent, or other form of agreement and at least 180 days prior to the proposed closing date for the proposed merger, acquisition, or combination. For a merger, acquisition, or combination that is believed to have an effect on any of the Utilities, an application for approval pursuant to G.S. 62-111 shall be filed at least 180 days prior to the closing date for a merger, acquisition, or combination. For a merger, acquisition, or combination that is believed to have no effect on any of the Utilities, a demonstration of no effect shall be filed at least 180 days prior to the closing date for a merger, acquisition, or combination.

(42) Consistent with North Carolina law, for any acquisition, combination or merger by or involving Holdings, a Utility, one of more of the other Affiliates, one or more of the Nonpublic Utility Operations, or another entity within the Holding Company System over which the NCUC has jurisdiction, the NCUC will have full authority to consider and reflect appropriately any cost savings, synergies, and/or other benefits, as well as take appropriate action with respect to any potential harm, to North Carolina customers resulting from such acquisition, combination, or merger.

(43) The Utilities agree that the benefits, costs, and associated risks of the Formation and the operation of the Utilities under a holding company structure will continue to be subject to NCUC review as part of this docket or other proceedings. The NCUC retains the right to order modifications to the structure or operations of Holdings, any Service Company, another Utility, another Affiliate, and/or a Nonpublic Utility Operation providing goods or services to the Utilities, and/or to take whatever action the NCUC deems necessary to protect the Utilities' North Carolina regulated customers.

(44) Any approval by the NCUC of the transfer of the Utilities to Holdings shall not be considered, cited, or argued to constitute any finding or predisposition by the NCUC that it is in the public interest for any future diversification, expansion, acquisition, combination, merger, or transfer of control by or involving Holdings, any Affiliate, any Nonpublic Utility Operations, or other entity within the Holding Company System to occur.

(45) Neither Holdings, the Utilities, nor any other Affiliate shall assert, with respect to Holdings' acquisition of Florida Progress Corporation, that any party has waived its right in the merger proceeding to pursue cost savings, if any, that may be realized by the creation of Holdings and the transfer to it of the Utilities. Further, if no application is filed with the NCUC for approval of the Florida Progress merger within six months of any NCUC order approving the transfer of the Utilities to Holdings, then neither Holdings, the Utilities, nor any other Affiliate shall object to the NCUC initiating a proceeding to investigate the amount, if any, of cost savings realized by the Utilities as a result of the creation of Holdings and the transfer of the Utilities thereto.

          2. That the Code of Conduct attached hereto as Appendix A, is hereby approved, and CP&L, Interpath and NCNG are hereby ordered to comply therewith.

          ISSUED BY ORDER OF THE COMMISSION.

          This the 17th day of May, 2000.

NORTH CAROLINA UTILITIES COMMISSION
Gail L. Mount, Deputy Clerk


mz051700.04


Commissioner Sam J. Ervin, IV concurs.


DOCKET NO. E-2, SUB 753
DOCKET NO. P-708, SUB 5
DOCKET NO. G-21, SUB 387


COMMISSIONER SAM J. ERVIN, IV, CONCURRING:

          Although I agree with the ultimate result reached by the majority and much of its reasoning, I write separately to indicate my limited disagreement with the majority's reasoning and the basis for my conclusion that the result reached by the majority is consistent with the relevant provisions of the Public Utilities Act.

          The standard which the Commission must apply in determining whether to approve establishment of the proposed holding company is set out in G. S. 62-111(a), which provides that "[n]o franchise now existing . . . shall be sold, assigned, pledged or transferred, nor shall control thereof be changed through stock transfer or otherwise, or any rights thereunder leased, nor shall any merger or combination affecting any public utility be made through acquisition or control by stock purchase or otherwise, except after application to and written approval by the Commission, which approval shall be given if justified by the public convenience and necessity." At times when the Commission "is adjudging public convenience and necessity in the context of proposed transfers
 . . . under G. S. 62-111(a), it must inquire into all aspects of anticipated service and rates occasioned and engendered by the proposed transfer, and then determine whether the proposed transfer will serve the public convenience and necessity." State ex rel. Utilities Commission v. Village of Pinehurst, 99 N.C. App. 224, 229, 393 S.E. 2d 111 (1990), aff'd 331 N.C. 278, 415 S.E. 2d 199
(1992). Although the public convenience and necessity "is a relative or elastic theory rather than an abstract or absolute rule" and must be determined by analyzing "[t]he facts in each case," State ex rel. Utilities Commission v. Casey, 245 N.C. 297, 302, 96 S.E. 2d 8 (1957), the fact that "a proposed transfer will not adversely affect service to the public" "cannot be a sufficient condition for satisfying the . . . public convenience and necessity test under" G. S. 62-111(a). Village of Pinehurst, 99 N.C. App. at 228. As a result, the Commission cannot approve establishment of the proposed holding company without determining that the benefits to the public resulting from that action, either as originally proposed or as conditioned, outweigh any potential harm to the public relating to the proposed transaction.

          The majority has decided in approving the creation of the proposed holding company that "the benefits testified to by the Applicants' Witnesses, particularly that the holding company structure may simplify Commission oversight of the Applicants' regulated operations, in conjunction with Regulatory Conditions 43 and 44 agreed to by the Applicants, provide ample support for the adoption of the proposed holding company structure while offsetting the potential harms and risks." Although I agree that the record provides adequate support for approval of the proposed holding company, I am concerned about the appropriateness of the majority's reliance upon all of "the benefits testified to by the Applicants' Witnesses," which include such considerations as the perceived necessity for further diversification, the perceived need for CP&L to participate in future mergers, and similar factors. As I understand the relevant statutory language, our decision to approve or disapprove a particular transfer should depend upon definite information which is currently in the Commission's possession. The present application has not been coupled with any specific merger approval application or similar proposal. Without more definite information than is contained in the present record, I cannot conclude that facilitating future merger activity or additional diversification would serve the public convenience and necessity. Thus, I am unable to concur in the majority's decision to approve the creation of the proposed holding company on the basis, at least in part, of the alleged benefits of some future merger or diversification program, the merits of which I am simply not in a position to evaluate at this time.

          The only issue which is ripe for decision by the Commission is whether the creation of the proposed holding company, considered in the light of current conditions, would serve the public convenience and necessity. As a result, the Commission's decision in this case must hinge upon a balancing of the potential ill effects of the proposed transaction, if any, against the benefits which will result from approval of the proposed transaction under current conditions, if any. The only potential harms which any party has identified as likely to flow from the creation of the proposed holding company are the risk of federal preemption arising from the impact of the Public Utility Holding Company Act and certain alleged accounting and cost of capital determination problems. The principal benefit which would allegedly stem from the creation of the proposed holding company at the present time is the enhanced corporate accounting and financing flexibility described by the Applicants' witnesses. As a result, the proper resolution of this proceeding must depend upon the relative weight one believes should be assigned to these considerations.

          The potential harms claimed for the proposed transaction, considered in conjunction with the conditions proposed by the Applicants and the Public Staff, do not strike me as entitled to overwhelming weight. Although the danger of federal preemption of the Commission's regulatory powers under the Public Utility Holding Company Act is a legitimate concern, the regulatory conditions proposed by the Public Staff and accepted by the Applicants are comprehensive and appear to do everything possible to preserve the Commission's regulatory authority. As a result, unless one believes that the mere risk of federal preemption, standing alone, justifies rejection of the proposed transfer, which is a position that I do not accept, one should not give the risk of federal preemption undue weight in the decision of this matter. The claimed difficulty of making proper accounting allocation and cost of capital determinations does not strike me as entitled to significant weight in the ultimate balance either. The same essential accounting and cost of capital determination issues exist under CP&L's current corporate structure; for that reason, I do not believe that the creation of the proposed holding company is likely to increase the severity of these perceived problems and could well have the opposite effect. Thus, I do not believe that either of the potential harms identified in the record are entitled to a great deal of weight in the ultimate balancing process. I do, however, believe that the accounting and financing flexibility described by the Applicant's witnesses is entitled to material weight in the ultimate balancing process. Although CP&L and its subsidiaries are required to allocate costs at the present time, I am satisfied that the adoption of the proposed holding company structure will facilitate more accurate and understandable review of the relevant corporate accounting decisions. Similarly, I believe that the adoption of the proposed holding company structure will, at least in this instance, improve the parent corporation's overall ability to provide financing for both regulated and unregulated subsidiaries in an appropriate and cost-effective manner. Finally, I agree that a greater reliance upon legally separate entities will facilitate improved intra-corporate accountability and permit a better evaluation of the success (or lack thereof) of each of the businesses in which the Applicants are currently engaged. Although I agree that many of the steps which may be taken to achieve these ends following the creation of the proposed holding company are possible under the Applicants' current corporate structure and although I am certainly not persuaded that the establishment of a holding company would invariably be in the public interest, I am, on balance, persuaded that the holding company structure proposed here would facilitate implementation of the accounting and financing improvements described by the Applicants' witnesses to a greater extent than would be the case under the existing corporate structure.

          The ultimate balancing of these various considerations is a difficult process. In other words, this is a very close case. At bottom, however, I am satisfied that the organizational benefits outlined above outweigh the potential harms described in the record, particularly given the comprehensive conditions proposed by the Public Staff and agreed to by the Applicants. As a result, I concur in the Commission's decision to approve the creation of the proposed holding company without completely concurring in the reasoning adopted by the majority.


                                        \s\ Sam J. Ervin, IV
                                        COMMISSIONER SAM J. ERVIN, IV